UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 19, 2014

MagnaChip Semiconductor Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34791	83-0406195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o MagnaChip Semiconductor S.A., 74, rue de Merl, L-2146 Luxembourg, Grand Duchy of Luxembourg		Not Applicable
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (352) 45-62-62

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c), (e)

On May 19, 2014, Sang Park retired from MagnaChip Semiconductor Corporation (the “Company”) and resigned as Chairman of the Board, Director and Chief Executive Officer of the Company, and from all other officer and director positions with the Company and its subsidiaries, effective as of May 20, 2014. In connection with such resignations, the Company and Mr. Park are currently negotiating the terms of his separation from MagnaChip’s Korean subsidiary, which the Company expects will be memorialized in a mutually acceptable separation agreement.

Effective May 20, 2014, the Board of Directors of the Company appointed Young-Joon Kim as Interim Chief Executive Officer and principal executive officer of the Company. In May 2013, Mr. Kim, age 49, was appointed as the Company’s Executive Vice President and General Manager, Display Solutions Division. Mr. Kim’s compensation arrangements with the Company remain unchanged. Prior to joining the Company, Mr. Kim served at Cavium, Inc., a provider of highly integrated semiconductor processors, from June 2006 to April 2013, most recently as Vice President, Infrastructure Processor Division, and General Manager at the Multi-Core Processor Group. Prior to Cavium, Mr. Kim served as Core Team Lead and General Manager of Tolapai Program at Intel Corporation from August 2004 to June 2006. Mr. Kim has also served as Director of Marketing at Samsung Semiconductor, Inc. from June 1996 to May 1998. Mr. Kim holds B.S. and M.Eng degrees in Electrical Engineering from Cornell University.

In connection with his original employment as Executive Vice President and General Manager, Display Solutions Division, MagnaChip Semiconductor, Ltd., the Company’s Korean subsidiary (“MagnaChip Korea”), entered into an Offer Letter with Young-Joon Kim, dated as of April 15, 2013, pursuant to which Mr. Kim is entitled to an annual base salary of $350,000 per year, a one-time signing bonus and relocation allowance of $100,000, and an annual incentive bonus target of 80% of his annual base salary based on company performance and attainment of management objectives under a plan established and approved by the Company’s Board of Directors. Mr. Kim is also entitled to customary employee benefits and expatriate benefits. Pursuant to his Offer Letter, on May 6, 2013, Mr. Kim received an initial grant of an option to purchase an aggregate of 200,000 shares of the Company’s common stock at an exercise price of $15.96, which vests and becomes exercisable over three years from the date of commencement of Mr. Kim’s employment with MagnaChip Korea. If Mr. Kim’s employment is terminated by MagnaChip Korea without cause, Mr. Kim is entitled to receive payment of all salary and benefits accrued and unpaid up to the date of termination, continued payment of his salary for six months at the rate in effect on the date of termination and payment of a prorated portion of the annual incentive bonus for the year in which termination occurs, and up to six months of health insurance premium reimbursement. The severance payable to Mr. Kim under his Offer Letter will be reduced to the extent MagnaChip Korea makes any statutory severance payments to Mr. Kim pursuant to the Korean Commercial Code or any other statute.

Item 8.01.	Other Events.

On May 20, 2014, the Company issued a press release announcing the CEO transition and director resignation described under Item 5.02 of this Current Report and the appointment of R. Douglas Norby as non-executive Chairman of the Board of Directors of the Company. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release for MagnaChip Semiconductor Corporation dated May 20, 2014, announcing CEO transition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNACHIP SEMICONDUCTOR CORPORATION

Dated: May 20, 2014	By:	/s/ Theodore Kim
Theodore Kim
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press release for MagnaChip Semiconductor Corporation dated May 20, 2014, announcing CEO transition.